                                                                    Exhibit 99.1

Press Release

                                   Source:  WebFinancial Corporation

         WebFinancial Corporation Concludes Subscription Rights Offering

NEW YORK -- (BUSINESS WIRE) -- August 20, 2004 -- WebFinancial Corporation
(Nasdaq SmallCap: WEFN) today announced the conclusion of its subscription rights offering, which expired in accordance with its terms on August 13, 2004.
The subscription agent for the rights offering has informed WebFinancial that rightsholders have subscribed for all 4,366,866 shares offered in the rights offering. The Company has received gross proceeds of approximately $9.8 million from the offering and will use the proceeds for working capital and for general corporate purposes. After giving effect to the issuance of the shares in the rights offering, the Company has 8,733,732 shares outstanding.

The Company's largest stockholder, Steel Partners II, L.P., exercised all rights distributed to it in the rights offering, as well as its oversubscription rights. After giving effect to this exercise, Steel Partners holds 5,069,575 shares of common stock, representing approximately 58% of the Company's outstanding shares. The subscription agent has informed the Company that shares of common stock subscribed for in the rights offering have been issued and the excess funds related to the oversubscription privilege have been remitted.

SAFE HARBOR STATEMENT

This press release contains "forward-looking statements." These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors. Information identifying such important factors is contained under "Forward-Looking
Statements" and "Risk Factors" in the prospectus filed with the registration statement relating to the rights offering.

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Contact:
MacKenzie Partners, Inc., New York
Jeanne Carr, 212-929-5500